VISTA CREDIT STRATEGIC LENDING CORP.

DISTRIBUTION AND STOCKHOLDER SERVICING PLAN

June 24, 2025

This Distribution and Stockholder Servicing Plan (the “Plan”) is adopted pursuant to Rule 12d-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Vista Credit Strategic Lending Corp., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

WHEREAS, the Company is permitted to rely on an exemptive order issued by the Securities and Exchange Commission (the “SEC”) to offer multiple classes of shares of common stock, par value $0.01 per share (“Shares”) with, among other things, asset-based distribution and/or service fees (the “Order”);

WHEREAS, reliance on the Order requires the Company to comply with the provisions of Rule 12b-1 under the 1940 Act as if it were an open-end management investment company; and

WHEREAS, the Company desires to adopt a distribution and stockholder servicing plan pursuant to Rule 12b-1 under the 1940 Act with respect to the classes set forth on Appendix A hereto, as such Appendix may be amended from time to time (each, a “Class”);

NOW, THEREFORE, the Company, with respect to each Class, hereby voluntarily adopts this Distribution and Stockholder Servicing Plan (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.
Distribution Fee and Stockholder Servicing Fee

The Company may pay directly, or indirectly through a placement agent or dealer-manager, with respect to and at the expense of each Class listed on Appendix A, a fee for distribution and sales support services and ongoing stockholder services (the “Stockholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Stockholder Servicing and/or Distribution Fee” on Appendix A. The Stockholder Servicing and/or Distribution Fee under the Plan will be used primarily to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution and sales support services provided and related expenses incurred by such Selling Agents, as well as to compensate Selling Agents for personal services and the maintenance of shareholder account services provided to stockholders in the relevant Class, as applicable. Payments of the Stockholder Servicing and/or Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the Shares of the

Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person) are permitted in accordance with applicable law. Payments of the Stockholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred. In addition, this section does not preclude affiliates of the Company, such as its investment adviser, from making additional payments outside of the Plan.

2.
Calculation and Payment of Fees

The amount of the Stockholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Stockholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class.

3.
Approval of the Plan

The Plan and any related agreements will become effective, as to any Class (including any Class not currently listed on Appendix A), upon its approval by (a) a majority of the Company’s Board of Directors (the “Board”), including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Directors”), pursuant to a vote cast in person or as otherwise permitted by the SEC or its staff at a meeting called for the purpose of voting on the approval of the Plan and such related agreements, and (b) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any general offering of Shares of the Class or the sale of Shares of the Class to persons who are not affiliated persons of the Company, affiliated persons of such persons, promoters of the Company, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.
Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date hereof, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Board in the manner described in Section 3(a) above.

5.
Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Company means the affirmative vote, at a duly called and held meeting of stockholders of the Company, (a) of the holders of 67% or more of the Shares of the Company present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50%

of the outstanding Shares of the Company entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding Shares of the Company entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff.

6.
Termination

This Plan may be terminated at any time with respect to the Shares of any Class by approval of a majority of the Qualified Directors, or by an approval of a majority of the outstanding voting securities of the relevant Class.

7.
Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Stockholder Servicing and/or Distribution Fee described in Section 1 above with respect to such Class unless such amendment is approved in the manner described in Section 3(a) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.

8.
Selection of Certain Directors

While the Plan is in effect, the selection and nomination of the Company’s directors who are not “interested persons” (as defined in the 1940 Act) of the Company will be at the discretion of the directors then in office who are not “interested persons” (as defined in the 1940 Act) of the Company.

9.
Written Reports

While the Plan is in effect, the Board will receive, and the Directors will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.
Preservation of Materials

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of (i) expiration of the Plan or agreement or (ii) such report.

APPENDIX A

Class of Shares of Common Stock	Fee Rate
Class S Shares	0.85%
Class D Shares	0.25%

[Appendix A]